Exhibit 99.2

99 CENTS ONLY STORES ANNOUNCES GEOFFREY COVERT TO BECOME PERMANENT PRESIDENT AND CHIEF EXECUTIVE OFFICER

Interim President and CEO Andrew Giancamilli to Remain as Chairman of the Board of Directors

CITY OF COMMERCE, California—September 11, 2015—99 Cents Only Stores LLC announced today that Geoffrey Covert will join the Company as President and Chief Executive Officer, effective later today. Mr. Covert was selected by the Board of Directors for his extensive senior leadership experience in the grocery retail sector, having most recently served as a Senior Vice President at The Kroger Company, one of the world’s largest food retailers. Interim CEO Andrew Giancamilli will remain with the Company as the Chairman of the Board and will continue to work from its City of Commerce headquarters during a transition period.

“I am excited to join this growing and transforming business. I was attracted to 99 Cents Only Stores’ strong fundamental business strategy, longstanding brand loyalty among customers, and its long-term growth potential in the extreme value sector,” said Mr. Covert.

“After a thorough and extensive search process, we believe that Geoff has the experience to continue to implement and build upon the short- and long-term strategies we have initiated at the Company. I look forward to working with him and the rest of the 99 Cents Only Stores management team to ensure a smooth transition,” said Mr. Giancamilli.

“We are confident in the core 99 Cents Only business and continue to believe it is one of the most unique extreme value brands in the industry. The Board feels strongly that Geoff has the experience and leadership to drive the Company to the levels of growth we believe it can reach,” said David Kaplan, Director of 99 Cents Only Stores and Co-Founder and Partner of Ares Management, L.P. “The Board would like thank Andy for his service as Interim President and CEO, and we look forward to his continued commitment to the Company as the Chairman of the Board.”

At Kroger, Mr. Covert was previously responsible for nine operating divisions as well as new market expansion. Prior to joining Kroger in 1996, he worked for 22 years in a number of management positions at The Procter & Gamble Co. Mr.

Covert holds a Bachelor of Science degree in Chemical Engineering from Case Western Reserve University.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 389 stores located in California, Texas, Arizona and Nevada offering a broad assortment of name-brand and other attractively-priced merchandise and compelling seasonal product offerings.

Contact

Bill Mendel, 212-397-1030

bill@mendelcommunications.com